Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. COMPLETES PRIVATE OFFERING OF $200,000,000 OF 2028 SENIOR NOTES

NEW YORK, NY, September 21, 2023 - Mercer International Inc. (Nasdaq: MERC) (the “Company”) today announced that it has completed its previously announced private offering of $200.0 million aggregate principal amount of 12.875% senior notes due October 1, 2028 (the “2028 Notes”).

The 2028 Notes were issued at a price of 100.000% of their principal amount. The net proceeds of the offering will be used by the Company to pay down borrowings under its Canadian revolving credit facility, and for working capital and general corporate purposes, including discretionary capital projects at its facilities.

The 2028 Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The 2028 Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption form, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the 2028 Notes in any state in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global forest products company with operations in Germany, the United States and Canada with consolidated annual production capacity of 2.3 million tonnes of pulp, 960 million board feet of lumber, 210,000 cubic meters of cross-laminated timber, 45,000 cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels.

The preceding contains “forward looking statements” which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099